UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                   Other Events.

On June 10, 2009, the amount authorized under the Company’s program for the repurchase of its 0.75% Convertible Senior Subordinated Debentures due 2024 (the “Convertible Debentures”) was increased from $100.0 million to $158.3 million in aggregate principal amount.  As of June 10, 2009, approximately $58.3 million in aggregate principal amount of Convertible Debentures have been repurchased under the program, leaving $100.0 million in aggregate principal amount of Convertible Debentures available to be repurchased under the program.  There was approximately $215.5 million in aggregate principal amount of Convertible Debentures outstanding as of June 10, 2009. The program, originally announced in December 2008, expires on December 31, 2009.  Purchases are expected to be funded by cash flows from operations, borrowings, or a combination thereof. The manner, timing and amount of purchases will be determined by our management based on its evaluation of market conditions, price of the Convertible Debentures and other factors. The program may be suspended or discontinued at any time.

On June 10, 2009, the Company adopted a repurchase program with respect to up to $50.0 million in aggregate principal amount of the Company’s 6.25% Senior Subordinated Notes due 2012 (the “2012 Notes”).  The program expires on December 31, 2009.  There was $200.0 million in aggregate principal amount of 2012 Notes outstanding as of June 10, 2009.  Purchases are expected to be funded by cash flows from operations, borrowings, or a combination thereof.  The manner, timing and amount of purchases will be determined by the Company’s management based on its evaluation of market conditions, price of the 2012 Notes and other factors.  The program may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: June 11, 2009	By:	/s/ Jeffrey S. Lipkin
		Name:	Jeffrey S. Lipkin
		Title:	Vice President and Chief Financial Officer